Exhibit 10.1

April 28, 2005

Jeffrey A. Kupp

2825 Amherst Avenue

Dallas, Texas 75225

Dear Jeff,

I am pleased to offer you the position of Chief Financial Officer at Microtune, Inc. headquartered in Plano, Texas. You will be reporting directly to me and will receive a starting annual salary of $225,000.

Microtune will additionally offer a sign-on bonus of $25,000, minus standard taxes and deductions, which will be paid within the first month of employment. If you should leave the company voluntarily before the end of the first year, you will be required to pay back this bonus. Upon the one year anniversary of the start date of your employment, you will receive an additional bonus of $15,000.

Once you have become an employee of Microtune, you will be granted stock options to purchase 365,000 shares of Microtune Common Stock at an exercise price equal to the fair market value on the date of grant and upon approval of the Board of Directors. The date of grant will be your start date of employment. The shares shall vest as follows: (i) 70,000 shares shall vest upon the one year anniversary of the start date of your employment; (ii) 70,000 shares shall vest monthly thereafter (5,833.33 shares per month) in the second year of your employment; (iii) 65,000 shares shall vest monthly thereafter (5,416.66 shares per month) in the third year of your employment; (iv) 65,000 shares shall vest monthly thereafter in the fourth year of your employment; and (v) 65,000 shares shall vest monthly thereafter in the fifth year of your employment. Additionally, upon the second anniversary of the start date of your employment, 30,000 shares shall vest. Your eligibility to purchase shares of Microtune will be governed by the Microtune 2000 Stock Option Plan, and your continued employment.

Jeffrey A. Kupp

April 28, 2005

As an officer of the company, you will enter into our standard Change of Control Agreement. Microtune will review the terms of its standard Change of Control Agreement and the Corporate Governance Provisions it will adopt as part of its Derivative Shareholder Settlement to ensure that its officers who are party to its standard Change of Control Agreement are awarded all appropriate bonus opportunities as part of their severance payments under the standard Change of Control Agreement. If Microtune determines that the standard Change of Control Agreement needs to be amended to ensure that bonus opportunities are protected, Microtune will, upon consultation and approval of the Compensation Committee of its Board of Directors, and with consideration of your suggested recommendations, amend such agreements accordingly. Alternatively, Microtune may, in its sole discretion, and upon consultation with its attorneys, and with consideration of your suggested recommendations, modify the language in the Corporate Governance Provisions to protect its officers’ bonus opportunities under its Change of Control Agreements.

In addition, as an officer of the company, you will be entitled to participate in Microtune’s Management Bonus Plan, which will be adopted in the future upon consultation and approval of the Compensation Committee of its Board of Directors.

Microtune has an extensive benefits program. Coverage for these benefits will be effective on your date of hire and is subject to the terms of our group policy.

I would appreciate your confirmation of acceptance of this offer by signing and returning the attached copy of this letter today. The Company also requires that you sign the Microtune, Inc. Confidential Information Agreement, Code of Ethics Agreement and Invention Assignment Agreement. You understand and agree that nothing in this offer letter shall be construed as constituting an employment agreement and that your employment with Microtune will be on an “at will” basis.

Jeffrey A. Kupp

April 28, 2005

The success of Microtune is based upon the contributions of its employees. To ensure our success, we seek out the best and brightest employees, those with extraordinary energy, tenacity, and resourcefulness. We feel you possess these qualities, and that this career opportunity will prove to be a valuable experience for you.

Very truly yours,

James A. Fontaine

Chief Executive Officer

I accept this offer of employment with Microtune, Inc. with a start date of no later than May 9, 2005.

/s/ Jeffrey A. Kupp Jeffrey A. Kupp	April 28, 2005 Date

Jeffrey A. Kupp

April 28, 2005

Also, I acknowledge the sign-on bonus of $25,000. Should I decide to voluntarily resign my employment with Microtune, Inc. before the one-year anniversary of my employment date, I will repay Microtune, Inc. 100% of the sign-on bonus.

/s/ Jeffrey A. Kupp Jeffrey A. Kupp	April 28, 2005 Date